Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

February 9, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Energy Edge Technologies Corporation

Bridgewater, NJ 08807

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Pre-Effective Amendment No.5, Registration Statement under the Securities Act of 1933, filed by Energy Edge Technologies Corporation of our report dated December 2, 2010, relating to the financial statements of Energy Edge Technologies Corporation as of and for the years ending December 31, 2009 and 2008, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan